Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BTI LOGISTICS, LLC,

BADGER TRANSPORT, INC.

and

BROADWIND ENERGY, INC.

Dated as of March 4, 2011

i

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		27
5.1	Organization and Good Standing	27
5.2	Authority; No Conflict	27
5.3	Consents	27
5.4	Investment Intent; Due Diligence	27
5.5	Ownership of Seller Common Stock; “Big Boy” Representation	28
5.6	Certain Proceedings	28
5.7	Brokers or Finders	28
5.8	Financial Capability	28

ARTICLE 6. POST-CLOSING COVENANTS		28
6.1	Certain Tax Matters	28
6.2	Further Assurances	29
6.3	Litigation Support	29
6.4	Right to Bid on Internal Trucking Services	29
6.5	Accounts Payable/Accounts Receivable	29
6.6	Release of Guarantees	30
6.7	Continuation of Employee Benefits	30
6.8	Post-Closing Cash Reconciliation	30

ARTICLE 7. INDEMNIFICATION		30
7.1	Survival	30
7.2	Indemnification by Seller	31
7.3	Indemnification by Buyer	31
7.4	Limitations on Indemnification	32
7.5	Procedure for Indemnification	32
7.6	Additional Agreements Regarding Indemnity	34

ARTICLE 8. GENERAL PROVISIONS		35
8.1	Expenses	35
8.2	Public Announcements	35
8.3	Notices	35
8.4	Jurisdiction	36
8.5	Waiver	36
8.6	Entire Agreement and Modification	37
8.7	Assignments, Successors, and No Third-Party Rights	37
8.8	Severability	37
8.9	Interpretation and Rules of Construction	37
8.10	Time of Essence	38
8.11	Governing Law	38
8.12	Counterparts	38

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Seller’s Disclosure Schedules:

Schedule 2.4(b)	-	Net Working Capital
Schedule 4.1(a)	-	Organization and Good Standing
Schedule 4.2(b)	-	No Conflict
Schedule 4.3	-	Required Consents
Schedule 4.8	-	Accounts Receivable
Schedule 4.11	-	Indebtedness
Schedule 4.12(b)	-	Tax Audits
Schedule 4.13(a)	-	Employee Benefit Plans
Schedule 4.14(a)	-	Compliance with Legal Requirements
Schedule 4.14(b)	-	Governmental Authorizations
Schedule 4.15	-	Legal Proceedings
Schedule 4.16	-	Absence of Certain Changes and Events
Schedule 4.17(a)	-	Material Contracts
Schedule 4.17(b)	-	Compliance
Schedule 4.18	-	Insurance
Schedule 4.19	-	Real Property
Schedule 4.21	-	Employees
Schedule 4.23	-	Intellectual Property
Schedule 7.6(b)	-	Reliance Exceptions

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of March 4, 2011 (the “Effective Date”), by and among BTI Logistics, LLC, a Wisconsin limited liability company (“Buyer”), Badger Transport, Inc., a Wisconsin corporation (the “Company”), and Broadwind Energy, Inc., a Delaware corporation (“Seller”).

RECITALS

A.                                   The Company is engaged in the business of hauling wind tower structures, turbine assemblies, monopiles and other related equipment and components (the “Business”).

B.                                     Seller owns all of the outstanding capital stock of the Company.

C.                                     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and Seller agree as follows:

ARTICLE 1.
DEFINITIONS

1.1                                 Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

“Adverse Consequence” means any loss, Liability, expense (including costs of investigation and defense and reasonable attorneys’ fees), or costs of cleanup, containment, or other remediation, whether or not involving a third-party claim.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Applicable Contract” of either Buyer or the Company means any Contract (a) under which such party has or may acquire any rights, (b) under which such party has or may become subject to any Liability, or (c) by which such party or any of the assets owned or used by it is or may become bound.

A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer Indemnified Persons” means Buyer and its Representatives, Related Persons and Affiliates, including, from and after the Closing, the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Seller to Buyer; (b) the execution, delivery, and performance of the Lease Agreement, the Promissory Note and the Security Agreement; (c) the performance by Buyer, Seller and the Company of their respective covenants and obligations under this Agreement and any agreement executed and delivered pursuant to the terms hereof and the Seller’s Closing Documents and the Buyer’s Closing Documents; and (d) Buyer’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions”  means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damage done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local or other applicable authority.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release into the Environment, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Indebtedness” of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for money borrowed from others; (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered, or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (c) all indebtedness secured by any Encumbrance upon property or assets owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness or other liabilities of such Person created or arising under any capitalized lease, conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (e) renewals, extensions and refundings of any such indebtedness.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“Inventory” means all inventories of raw materials, work in process, component parts and finished goods (including goods in transit from or to the locations at which the Business is conducted), office supplies, backlog, and service and repair parts, supplies and components held for resale, including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party, together with related packaging materials and all rights of the Company against suppliers of such inventories.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means the present, conscious awareness of a particular fact or other matter.  A Person (other than an individual) shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an executive officer (or individuals with substantially equivalent responsibilities for entities other than corporations) has Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, or other applicable, law, statute, regulation, administrative code or ordinance.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means a material adverse change in the financial condition, business, assets, liabilities, properties, or results of operations of the Company,  except in each case for any such effects resulting from (a) changes in general, economic or political conditions or the securities market, (b) changes in conditions generally applicable to Persons engaged in the Business, including, without limitation, changes in laws (or interpretations thereof by any governmental authority), generally applicable to the Company and changes in accounting standards or requirements, (c) natural disasters, acts of war, terrorism or similar acts and events, or (d) the announcement or disclosure of the transactions set forth in this Agreement.

“Neutral Accountant” means, unless otherwise agreed in writing by Seller and Buyer, an accountant mutually satisfactory to Seller and Buyer who satisfies each of the following requirements (unless otherwise agreed by Seller and Buyer): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the Effective Date; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and the accountant is willing to accept engagement as a Neutral Accountant on the terms and conditions of this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by a Person shall be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a corporation; (c) any agreements relating to the ownership of the capital stock of a corporation and/or the governance of such corporation to which shareholders of such corporation are parties; and (d) any amendment to any of the foregoing.

“Permitted Encumbrances” means  (a) liens for Taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (b) mechanic’s, materialman’s, carrier’s, warehouseman’s, repairman’s and similar Encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings and which are subject to reasonable reserves; (c) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar matters that appear in the title commitments or insurance policies regarding real property that do not, individually or in the aggregate, materially impair the ownership, occupancy, use, or insurability of such real property as currently owned, used and operated by the Company; and (e) any Encumbrance created by Buyer.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Reference Date” means June 4, 2008.

“Related Person” means, (a) with respect to a particular individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (b) with respect to a specified Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a managing member, general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).  For purposes of this definition, (x) the “Family” of an individual includes (i) the individual and (ii) the individual’s spouse and children who reside with such individual, and (y) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, managing member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Common Stock” means the common stock of Seller, $0.001 par value.

“Seller Indemnified Persons” means Seller and its Representatives, Related Persons and Affiliates, including, prior to the Closing, the Company.

“Seller’s Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Seller to Buyer in connection with this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Target Net Working Capital” means an amount equal to Five Hundred Twenty-Five Thousand Dollars ($525,000).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, audit or other matter shall be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, audit or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threshold Amount” means Fifty Thousand Dollars ($50,000).

1.2                                 Glossary of Other Defined Terms.  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

“Adjustment Dispute Negotiation Period”	Section 2.4(b)
“Accounts Receivable”	Section 4.8
“Agreement”	Preamble
“Assumed Accounts Payable”	Section 6.5
“Assumed Employee Expenses”	Section 2.7
“Buyer”	Preamble
“Buyer’s Closing Documents”	Section 5.2(a)
“Buyer’s Post-Closing Statement”	Section 2.4(b)
“Claim Notice”	Section 7.5(b)
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Closing Cash Purchase Price”	Section 2.3(a)
“Company”	Recitals
“Company Benefit Plan”	Section 4.13(a)
“Effective Date”	Preamble
“ERISA Affiliate”	Section 4.13(c)
“Estimated Closing Cash Purchase Price”	Section 2.4(b)
“Estimated Net Working Capital”	Section 2.4(b)
“Estimated Net Working Capital Adjustment”	Section 2.4(b)
“Final Cash Purchase Price”	Section 2.4(b)
“Final Net Working Capital Adjustment”	Section 2.4(b)
“Financial Statements”	Section 4.5(a)
“Indemnified Party”	Section 7.5(a)
“Indemnifying Party”	Section 7.5(a)
“Indemnity Basket”	Section 7.4(b)
“Indemnity Cap”	Section 7.4(a)
“Leased Real Property”	Section 4.19(a)
“Material Contracts”	Section 4.17(a)
“Multiemployer Plan”	Section 4.13(c)
“Net Working Capital”	Section 2.4(b)
“Non-Public Information”	Section 5.5
“Notice of Indemnifiable Loss”	Section 7.5(a)
“Promissory Note”	Section 2.3(c)
“Purchase Price”	Section 2.2
“Required Consents	Section 4.3
“Scheduled Debt”	Section 4.11
“Security Agreement”	Section 2.3(c)

“Seller”	Preamble
“Seller’s Closing Documents”	Section 4.2(a)
“Seller’s Pre-Closing Statement”	Section 2.4(b)
“Shares”	Recitals
“Stock Purchase Price”	Section 2.3(b)
“Survival Period”	Section 7.1(a)
“Unaudited Balance Sheet”	Section 4.5(a)

ARTICLE 2.
SALE AND TRANSFER OF SHARES; PURCHASE PRICE

2.1                                 Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

2.2                                 Purchase Price.  The purchase price (the “Purchase Price”) for the Shares shall be (a) Two Million, Five Hundred Thousand Dollars ($2,500,000), plus (b) one hundred thousand (100,000) shares of Seller Common Stock, subject to adjustment as set forth in Sections 2.4, 2.5, 2.6 and 2.7.

2.3                                 Payment of Purchase Price.  The Purchase Price shall be paid by Buyer as follows:

(a)                                  Cash Purchase Price.  At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller, One Million Dollars ($1,000,000) (the “Closing Cash Purchase Price”), which Closing Cash Purchase Price shall be increased or decreased, as the case may be, by the Estimated Net Working Capital Adjustment and the Final Net Working Capital Adjustment described in Section 2.4.

(b)                                 Stock Purchase Price.  At the Closing, Buyer shall, or shall cause one or more of its Affiliates to, surrender, transfer and deliver to Seller all of Buyer’s or its Affiliates’ rights, title and interest in and to one hundred thousand (100,000) shares of Seller Common Stock owned by Buyer or its Affiliates (the “Stock Purchase Price”).

(c)                                  Promissory Note.  At the Closing, Buyer shall deliver to Seller a promissory note, in the original principal amount of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “Promissory Note”), secured by the Shares and trailers 120, 120A, 122 and 122A owned by the Company pursuant to a Pledge and Security Agreement (the “Security Agreement”), which shall be subject to adjustment as provided in Sections 2.6 and 2.7.

2.4                                 Net Working Capital Adjustment to Purchase Price.

(a)                                  General.  The Purchase Price shall be subject to adjustment as provided herein.  A provisional adjustment to the Purchase Price, based on the amount of the

Estimated Net Working Capital Adjustment, if any, shall be computed and applied at Closing as provided in Section 2.4(b)(i).  A final adjustment to the Purchase Price, based on the Final Net Working Capital Adjustment shall be made as provided in Section 2.4(b)(ii).

(b)                                 Determination of Net Working Capital Adjustment.

(i)                                     Estimated Net Working Capital Adjustment.  In the event that the Estimated Net Working Capital (as described below) as of the close of business on the Closing Date is less than the Target Net Working Capital, then the Closing Cash Purchase Price shall be decreased dollar-for-dollar by the amount of such difference.  In the event that the Estimated Net Working Capital is greater than the Target Net Working Capital, then the Closing Cash Purchase Price shall be increased dollar-for-dollar by the amount of such difference (the “Estimated Net Working Capital Adjustment”).  “Net Working Capital” shall be determined according to the methodology set forth on Schedule 2.4(b) of the Seller’s Disclosure Schedule.  Not more than six and not less than three business days prior to the Closing, Seller shall prepare and deliver to Buyer a pro forma statement (the “Seller’s Pre-Closing Statement”) setting forth Seller’s proposed pro forma estimated determination of the Company’s Net Working Capital as of the close of business on the Closing Date (the “Estimated Net Working Capital”) and the Estimated Net Working Capital Adjustment as of Closing.  Seller’s Pre-Closing Statement shall be accompanied by the appropriate documentation setting forth Seller’s pro forma determination of the Estimated Net Working Capital and calculation of the Estimated Net Working Capital Adjustment and supporting schedules setting forth in reasonable detail all assets and liabilities included therein for determination of the Estimated Net Working Capital Adjustment.  The accounting principles and policies used in the preparation of Seller’s Pre-Closing Statement shall be consistent with the terms and conditions of this Agreement and GAAP.

(ii)                                  Procedure for Final Adjustment.  No later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Buyer’s Post-Closing Statement”) setting forth Buyer’s proposed final determination of the Estimated Net Working Capital Adjustment, determined according to the methodology set forth on Schedule 2.4(b) of the Seller’s Disclosure Schedule (the “Final Net Working Capital Adjustment”).  Buyer’s Post-Closing Statement shall be accompanied by the appropriate documentation setting forth Buyer’s determination and calculation of the Net Working Capital of the Company as of the close of business on the Closing Date and the calculation of the Final Net Working Capital Adjustment and supporting schedules setting forth in reasonable detail all assets and liabilities included therein for determination of the Final Net Working Capital Adjustment.  The accounting principles and policies used in the preparation of Buyer’s Post-Closing Statement shall be consistent with the terms and conditions of this Agreement and GAAP.  In the event that Seller disagrees with Buyer’s Post-Closing Statement, or any of the information set forth therein, as presented by Buyer, then Seller shall submit a written notice of the objections thereto to Buyer within 30 days after Seller’s receipt of Buyer’s Post-Closing Statement.  If, within such 30 day period, Seller does not submit such a notice of objection, the Final Net Working Capital Adjustment, as set forth in Buyer’s Post-Closing Statement, shall be deemed accepted, but if Seller does timely object to the content of, or calculations contained in, Buyer’s Post-Closing Statement, such objections shall be resolved as provided in Section 2.4(b)(iv).  The Final Net Working Capital Adjustment as so accepted, or finally determined, shall be applied as an adjustment to the Closing Cash Purchase Price.

(iii)                               Final Cash Purchase Price.  If the Closing Cash Purchase Price, as adjusted pursuant to Section 2.4(b)(ii) (the “Final Cash Purchase Price”), is greater than the amount of the Closing Cash Purchase Price, as adjusted by Section 2.4(b)(i) (the “Estimated Closing Cash Purchase Price”), Buyer shall pay the amount of such difference to Seller in cash, consisting of immediately available funds, within 10 days after finalization thereof, and if the Final Cash Purchase Price is less than the Estimated Closing Cash Purchase Price, Seller shall pay the amount of such difference to Buyer in cash, consisting of immediately available funds, within 10 days after finalization thereof.

(iv)                              Resolution of Adjustment Objections.

(A)                              Buyer and Seller shall negotiate in good faith to resolve any dispute arising under Section 2.4(b)(ii).  Any objection timely made under Section 2.4(b)(ii) that Seller and Buyer are unable to resolve within 30 days of the written notice of objection given by Seller (the “Adjustment Dispute Negotiation Period”) shall be resolved by a Neutral Accountant.  Buyer and Seller agree to use commercially reasonable efforts in good faith to select a Neutral Accountant who is reasonably acceptable to both of them, not later than 30 days after the expiration of the Adjustment Dispute Negotiation Period.

(B)                                Within 10 days after the Neutral Accountant is appointed, Buyer shall forward a copy of Buyer’s Post-Closing Statement to the Neutral Accountant, and Seller shall forward a copy of the written objection(s) thereto to the Neutral Accountant.  The Neutral Accountant’s role shall be limited to resolving such objections.  In resolving such objections, the Neutral Accountant shall apply the provisions of this Agreement concerning determination of the Final Net Working Capital Adjustment.  The Neutral Accountant shall promptly provide written notice of its resolutions of such objections to Buyer and Seller and the resulting adjustments shall be deemed finally determined for purposes of Section 2.4(b)(ii).  The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within 30 days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after their submission.

(C)                                If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 2.4(b)(iv), then Buyer and Seller shall promptly appoint a substitute to act in substitution for the original designee, and, upon acceptance of such appointment, such substitute so appointed, shall, for purposes of this Agreement, be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 2.4(b)(iv) shall run from the date of such substitute’s acceptance of appointment thereunder.

(D)                               The fees and expenses for the services of the Neutral Accountant shall be paid 50% by Seller and 50% by Buyer.

(v)                                 Access.  Seller and Buyer shall each provide the other party and its Representatives with reasonable access to their or the Company’s books and records, facilities and relevant personnel with respect to the Company in connection with preparation of any statement referenced in this Section and the resolution of any disputes that may arise under this Section and shall cooperate fully to the extent reasonably required in connection with the resolution of any such dispute.  Further, if either Seller or Buyer uses independent accountants in connection with such statements or such disputes, Seller and Buyer shall each use commercially reasonable efforts to allow the other access to the work papers of such independent accountants, subject to delivery of a customary release if so requested by such independent accountants.

2.5                                 Code Section 338(h)(10) Election.

(a)                                  General.  Buyer and Seller shall join in making, and shall take any and all action necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local, or foreign Tax law.  Buyer and Seller shall file all Tax Returns in a manner consistent with such Section 338(h)(10) election and shall not take any position contrary thereto.  In the event that Seller fails to execute and file such Section 338(h)(10) election, and if such failure to file is solely on account of the acts or omissions of Seller, the principal amount outstanding on the Promissory Note shall be reduced to the extent necessary to compensate Buyer for lost tax depreciation; provided, however, that such reduction shall not under any circumstances exceed Five Hundred Thousand Dollars ($500,000).

(b)                                 Determination of Adjustment.  In the event of a failure to file a Section 338(h)(10) election on account of the acts or omissions of Seller, Buyer shall include with the Buyer’s Post-Closing Statement a statement setting forth Buyer’s determination of the lost tax depreciation.  Buyer’s Post-Closing Statement shall be accompanied by the appropriate documentation setting forth Buyer’s determination and calculation of the lost tax depreciation.  The accounting principles and policies used in the preparation of this section of Buyer’s Post-Closing Statement shall be consistent with the terms and conditions of this Agreement and GAAP.  In the event that Seller disagrees with Buyer’s Post-Closing Statement, or any of the information set forth therein, as presented by

Buyer, then Seller shall submit a written notice of the objections thereto to Buyer within 30 days after Seller’s receipt of Buyer’s Post-Closing Statement.  If, within such 30 day period, Seller does not submit such a notice of objection, the adjustment for lost tax depreciation, as set forth in Buyer’s Post-Closing Statement, shall be deemed accepted, but if Seller does timely object to the content of, or calculations contained in, Buyer’s Post-Closing Statement, such objections shall be resolved as provided in Section 2.4(b)(iv).

2.6                                 Accounts Receivable.  In the event that any Accounts Receivable of the Company are not collected by the first anniversary of the Closing, there shall be a dollar-for-dollar decrease in the principal amount outstanding on the Promissory Note equal to the amount of such uncollected Accounts Receivable in excess of the amount of the allowance for doubtful accounts on the Unaudited Balance Sheet.  Buyer shall cause the Company to use commercially reasonable efforts consistent with past practices of the Company to collect all Accounts Receivable.  Any dollar-for-dollar decrease in the principal amount outstanding on the Promissory Note as described in this Section shall be reduced by the amount of any Accounts Receivable which remain uncollected on account of the Company’s failure to use commercially reasonable efforts consistent with past practices to collect such Accounts Receivable and by any amounts offset against such Accounts Receivable by the applicable customers due to any post-Closing actions of the Company.

2.7                                 Credit for Employee Liabilities.  To the extent that any pre-Closing Company obligations to employees arising from accrued wages, vacation pay, severance pay, benefits or under Company Benefit Plans (“Assumed Employee Expenses”) are not included as current liabilities in the determination of Net Working Capital, there shall be a dollar-for-dollar decrease in the principal amount outstanding on the Promissory Note.

2.8                                 Post-Closing Employee Benefits.  There shall be a dollar-for-dollar increase in the Closing Cash Purchase Price equal to the cost to Seller to provide to the Company’s employees benefits or coverage under any Company Benefit Plan following the Closing Date.

ARTICLE 3.
CLOSING

3.1                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota or at such other location as the parties may agree, at 10:00 a.m., local time (the date on which the Closing takes place is referred to herein as the “Closing Date”) and the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.  The Closing may take place by electronic transmission of executed documents.

3.2                                 Closing Obligations.  At the Closing:

(a)                                  Deliveries by Seller.  Seller shall deliver, or cause to be delivered, to Buyer:

(i)                                     the Security Agreement executed by Seller;

(ii)           certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(iii)          executed letters of resignation from the officers and directors of the Company, effective upon the Closing, from the officers and directors as requested by Buyer;

(iv)          the Required Consents;

(v)           a lease executed by Seller’s wholly-owned subsidiary, Broadwind Towers, Inc. (f/k/a Tower Tech Systems Inc.), a Wisconsin corporation (“Broadwind Towers”), for office and shop space used by the Company in the Business (the “Lease Agreement”); and

(vi)          such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Seller’s and the Company’s representations and warranties, evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b)           Deliveries by Buyer.  Buyer shall deliver to Seller:

(i)            the Closing Cash Purchase Price contemplated by Section 2.3(a);

(ii)           certificates representing the surrendered shares of Seller Common Stock contemplated by Section 2.3(b), duly endorsed (or accompanied by duly executed stock powers);

(iii)          the Promissory Note executed by Buyer;

(iv)          the Security Agreement executed by Buyer and the Company;

(v)           the Lease Agreement executed by the Company;

(vi)          evidence in form and substance acceptable to Seller of the assumption by Buyer and release of Seller from any third party guarantees relating to the Indebtedness of the Company; and

(vii)         such other documents as Seller may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties, evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and Seller represent and warrant to Buyer that the statements contained in this Article 4 are true and correct as of the Effective Date and shall be true and correct as of the Closing Date, except as set forth in the schedule to the Seller’s Disclosure Schedule numbered to correspond to the Section of this Article 4 to which such exception relates:

4.1                                 Organization and Good Standing.

(a)                                  Good Standing.  Schedule 4.1(a) of the Seller’s Disclosure Schedule contains a complete and accurate list of the Company’ name, its jurisdiction of incorporation, its capitalization and other jurisdictions in which it is authorized to do business.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under Applicable Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdictions where the failure to be so qualified would have a Material Adverse Effect.

(b)                                 Organizational Documents.  Seller has delivered to Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

(c)                                  Subsidiaries.  The Company has no Subsidiaries.  The Company does not own directly or indirectly any equity ownership interest in any other Person.

4.2                                 Authority; No Conflict.

(a)                                  Enforceability.  This Agreement constitutes the legal, valid and binding obligation of the Company and Seller, enforceable against the Company and Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  Upon the execution and delivery by Seller of the Security Agreement and the execution and delivery by Broadwind Towers of the Lease Agreement (collectively, the “Seller’s Closing Documents”), (i) the Security Agreement shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions, and (ii) the Lease Agreement shall constitute the legal, valid and binding obligation of Broadwind Towers, enforceable against Broadwind Towers in accordance with its terms, subject to the Enforceability Exceptions.  Seller has the absolute and unrestricted right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and the Security Agreement, and Broadwind Towers has the absolute and unrestricted right, power, authority and capacity to execute, deliver and perform its obligations under the Lease Agreement.

(b)                                 No Conflict.  Except as set forth in Schedule 4.2(b) of the Seller’s Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholder of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or Seller, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

4.3                                 Required Consents.  Except as set forth on Schedule 4.3 of the Seller’s Disclosure Schedule, neither Seller nor the Company is or shall be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (the matters set forth in Schedule 4.3 of the Seller’s Disclosure Schedule, the “Required Consents”).

4.4                                 Capitalization.  The authorized equity securities of the Company consist of 56,000 shares of common stock, $1.00 par value, of which five hundred (500) are issued and outstanding as of the Closing Date and constitute the Shares.  Such Shares comprise all of the issued and outstanding shares of common stock of the Company as of the Effective Date and as of the Closing Date.  Seller is and shall be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating either Seller or the Company to issue, sell or redeem any equity interests in the Company.  The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

4.5                                 Financial Statements.

(a)                                  Seller has delivered to Buyer: (i) unaudited balance sheets of the Company as of December 31, 2009 and 2010, and the related statements of income for each of the fiscal years then ended, and (ii) an unaudited balance sheet of the Company as of January 31, 2011 (the “Unaudited Balance Sheet”), and related statements of income for the one-month period then ending (all financial statements referenced in this Section 4.5(a) collectively, including the Unaudited Balance Sheet, the “Financial Statements”).

(b)                                 The Financial Statements (i) fairly and accurately present the financial condition and the results of operations, stockholders’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements and (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited annual financial statements and interim financial statements, to the absence of notes, to a statement of changes in equity and to year-end adjustments.

4.6                                 Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  At the Closing, all of those books and records shall be in the possession of the Company.

4.7                                 Title To Properties; Shares; Encumbrances.  The Company owns (subject only to the matters permitted by the following sentence) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company (except for personal property sold in the Ordinary Course of Business).  The Company has not purchased or otherwise acquired assets in excess of the Threshold Amount since the date of the Unaudited Balance Sheet (except for personal property acquired since the date of the Unaudited Balance Sheet in the Ordinary Course of Business).  All material assets reflected in the Unaudited Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances.  Upon the delivery of the Shares in the manner contemplated under Article 2 of this Agreement, Buyer shall acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

4.8                                 Accounts Receivable.  All accounts receivable of the Company on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  To the Knowledge of Seller, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 4.8 of the Seller’s Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the day immediately prior to the Closing Date, which list sets forth the aging of such Accounts Receivable.

4.9                                 Inventory.  All Inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Unaudited Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.

4.10                           No Undisclosed Liabilities.  The Company has no Liabilities which are required under GAAP to be disclosed in the Financial Statements of the Company, except for Liabilities reflected or reserved against in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since the dates thereof and Liabilities under any of the transaction documents relating to any of the Contemplated Transactions.

4.11                           Indebtedness.  Schedule 4.11 of the Seller’s Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company (the “Scheduled Debt”) as of the Effective Date.  All of the Scheduled Debt has been incurred in the Ordinary Course of Business and has been used for valid corporate purposes.

4.12                           Taxes.

(a)                                  Compliance.  All Tax Returns for periods between the Reference Date and the Closing Date required to have been filed by or on behalf of the Company have been timely filed or requests for extensions have been timely made, the information included in such Tax Returns filed is complete and accurate in all material respects, and the Company (or Seller on behalf of the Company) has paid all Taxes shown to be due and payable by the Company on such returns.  All Taxes payable by the Company (or by Seller on behalf of the Company) attributable to fiscal periods ending on or before the Closing Date have either been paid or are reflected as a liability on the books and records of the Company.  The Company has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to proper taxing or other Governmental Bodies all Taxes required to be withheld and paid over.

(b)                                 Audits.  Since the Reference Date the Company has not received any written notice that any deficiencies for Taxes have been claimed, proposed, or assessed by any Governmental Body with respect to the Company for any period ending after the Reference Date but before the Closing Date that have not been resolved.  Except as set forth on Schedule 4.12(b) of the Seller’s Disclosure Schedule, no audits of federal, state, and local Tax Returns by the relevant Governmental Bodies have been initiated or completed and neither the Company nor Seller has been notified that any Governmental Body intends to audit a Tax Return for any period.  No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company.

(c)                                  Other.  The Company has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), or any other Contract related to Taxes with any Governmental Body, which may be binding on the Company following the Closing Date.

4.13                           Employee Benefits.

(a)                                  List of Plans.  Schedule 4.13(a) of the Seller’s Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) sponsored or maintained by the Company or to which the Company contributes and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, which are now, or were within the past two (2) years, maintained, sponsored or contributed to by the Company or under which the Company has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each, a “Company Benefit Plan”).  Neither the Company nor any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)                                 General Compliance.  Since the Reference Date, each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the Effective Date have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements of the Company prior to the Effective Date.  Since the Reference Date, all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants, except where the failure to have made any such filing would not result in a Material Adverse Effect.  With respect to each Company Benefit Plan, since the Reference Date, to the Knowledge of the Seller and the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plan, ERISA, the Code or any other applicable Law.

(c)                                  Prohibited Transactions, Legal Actions, Ability to Amend, and Other Matters.  (i) No Company Benefit Plan is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code; (ii) to the Knowledge of Seller and the Company, since the Reference Date, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to a Company Benefit Plan that could result in material liability to the Company; (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if any Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the financial statements of the Company prior to the Effective Date); (iv) since the Reference Date, no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Seller and the Company, is Threatened, against or with respect to any such

Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); (v) to the Knowledge of Seller and the Company, the Company does not have any liability under ERISA Section 502; (vi) all contributions and payments to each such Company Benefit Plan are deductible and have been deductible under Code Sections 162 or 404; (vii) neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Sections 412 or 430 of the Code; (viii) since the Reference Date, no amount that has been or could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), as a result of the consummation of the Contemplated Transactions; (ix) except as required by Law, no Company Benefit Plan provides retiree or post-employment medical, disability or life insurance benefits to any Person; (x) no Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code; and (xi) no Company Benefit Plan is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) or is otherwise subject to Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder.  For purposes of this Section 4.13, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is (or at the relevant time was) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code, including any of the Company’s Subsidiaries.

4.14                           Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Compliance.  Except as set forth on Schedule 4.14(a) of the Seller’s Disclosure Schedule, the Company is, and at all times since the Reference Date has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(b)                                 Governmental Authorizations.  Schedule 4.14(b) of the Seller’s Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company.  Each Governmental Authorization listed or required to be listed in Schedule 4.14(b) of the Seller’s Disclosure Schedule is valid and in full force and effect.  Except as set forth in Schedule 4.14(b) of the Seller’s Disclosure Schedule, the Company is, and at all times since the Reference Date has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.14(b) of the Seller’s Disclosure Schedule.

4.15                           Legal Proceedings.  Except as set forth in Schedule 4.15 of the Seller’s Disclosure Schedule, neither Seller nor the Company has received any written notice that there is pending any Proceeding: (i) that has been commenced by or against the Company seeking or asserting damages in excess of the Threshold Amount or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Seller and the Company, no such Proceeding has been Threatened.

4.16                           Absence of Certain Changes and Events.  Except as set forth in Schedule 4.16 of the Seller’s Disclosure Schedule, since the date of the Unaudited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any: (a) event that has had a Material Adverse Effect; (b) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (c) amendment to the Organizational Documents of the Company; (d) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance; (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least the Threshold Amount; (h) sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets; (i) cancellation or waiver of any claims or rights with a value to the Company in excess of the Threshold Amount; (j) material change in the accounting methods used by the Company; or (k) agreement, whether oral or written, by Seller or the Company to do any of the foregoing.

4.17                           Contracts; No Defaults.

(a)                                  Material Contracts.  Schedule 4.17(a) of the Seller’s Disclosure Schedule contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each Applicable Contract that is material to the Business of the Company and each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing (the “Material Contracts”).

(b)                                 Compliance.  Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  Except as disclosed in Schedule 4.17(b) of the Seller’s Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company or, to the Knowledge of Seller and the Company, any other party is in material default under any Material Contract and no written termination notice has been delivered by any party to any other party with respect to any Material Contract.

4.18                           Insurance.  All policies of insurance listed in Schedule 4.18 of the Seller’s Disclosure Schedule are in full force and effect, and have been issued for the benefit of the Company by properly licensed reputable insurance carriers.  The Company (or Seller on behalf of the Company) has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured.

4.19                           Real Property.

(a)                                  Real Property.  The Company owns no real property.  The Company leases the Facilities identified as being so leased on Schedule 4.19 of the Seller’s Disclosure Schedule (the “Leased Real Property”).  Except as set forth on Schedule 4.19 of the Seller’s Disclosure Schedule, nether Seller nor the Company has received written notice of any pending or, to the Knowledge of Seller and the Company, Threatened, condemnation or other Proceeding relating to the Leased Real Property or other matters adversely affecting the current use or occupancy of the Leased Real Property.  To the Knowledge of Seller, the Company has received all requisite approvals of Governmental Bodies (including licenses and permits) required in connection with the operation of the Leased Real Property and the Leased Real Property has been operated and maintained in accordance with applicable Laws. The Company has not entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Leased Real Property.  To Seller’s Knowledge, there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein.  Seller has delivered to Buyer copies of all leases relating to the Leased Real Property.

(b)                                 Operation and Use of the Leased Real Property.  All Leased Real Property has access to public roads and streets.  The Leased Real Property is supplied with utilities and other services necessary for the operation of such Leased Real Property, including gas, electricity, water, telephone, sanitary sewer, and storm sewer.

(c)                                  No Other Agreements.  To Seller’s Knowledge there are no (i) unrecorded agreements between the Company and any third parties or Governmental Bodies which affect any of the Leased Real Property, (ii) variances or special or conditional use permits with respect to the Leased Real Property, (iii) unrecorded restrictions, easements, licenses, conditions, limitations or covenants specifically affecting any facility which have been imposed upon any Leased Real Property and/or the Company by any third party or Governmental Body, whether imposed in connection with platting, subdivision, zoning, issuance of permits or certificates of occupancy or otherwise, (iv) wells on any Leased Real Property, (v) underground or above ground storage tanks on any Leased Real Property, or (vi) private sewage disposal systems on any Leased Real Property.  All of the assets of the Company are located at the Leased Real Property, other than with respect to vehicles and Inventory in transit.

4.20                           Environmental Matters.

(a)                                  To the Knowledge of Seller, the Company is, and at all times since the Reference Date has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Since the Reference Date, the Company has not received in writing any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)                                 Since the Reference Date, neither the Company nor Seller has received written notice of any pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) owned or operated by the Company.

(c)                                  Since the Reference Date, neither Seller nor the Company has received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) owned or operated by the Company, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

(d)                                 To the Knowledge of Seller, there are no Hazardous Materials present at the Facilities or any facility or property leased or operated by the Company that give rise to any current obligation under any Environmental Law.  To the Knowledge of Seller neither the Company nor any other Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted any Hazardous Activity since the Reference Date with respect to the Facilities or any facility or property leased or operated by the Company that gives rise to any current obligation under any Environmental Law.

(e)                                  To the Knowledge of Seller, since the Reference Date the Company has not treated, stored, disposed of, transported, handled or released any Hazardous Materials except in material compliance with Environmental Laws.

4.21                           Employees.

(a)                                  Schedule 4.21 of the Seller’s Disclosure Schedule contains a complete and accurate list of each employee of the Company.  All employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Benefit Plans.

(b)                                 The Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, pay equity, employment insurance, wages and hours and the Worker Adjustment and Retraining Notification Act.  There have been no claims of harassment, discrimination, retaliatory act or similar actions against any officer, director or employee of the Company at any time since the Reference Date and no facts exist that would reasonably be expected to give rise to such claims or actions.  The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states and provinces where it is required to maintain such accounts, and each of such accounts has a positive balance.  The deficiencies, if any, noted on such reports or any reports prepared by independent consultants have been corrected to the satisfaction of the Governmental Body that gave notice of such deficiency, which satisfaction has been confirmed in writing by such applicable Governmental Body and copies of which have been delivered to Buyer.

(c)                                  Except as set forth in Schedule 4.21 of the Seller’s Disclosure Schedule, the Company has not received written notice that any employee identified in Schedule 4.21 of the Seller’s Disclosure Schedule intends to terminate his or her employment with the Company.

(d)                                 No retired employee or director of the Company, or their dependents, receives benefits from the Company or is scheduled to receive benefits from the Company in the future.

4.22                           Labor Relations; Compliance.  The Company is not a party to a collective bargaining or other labor Contract.  Since the Reference Date, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and the Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agreement.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

There is no currently pending lockout of any employees by the Company, and no such action is contemplated by the Company.  Since the Reference Date, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, pay equity, workers’ compensation, and plant closing.

4.23                           Intellectual Property.

(a)                                  Sufficiency.  The Company owns or has the right to use pursuant to licenses or sublicenses, all Intellectual Property necessary or desirable for the operation of its Business.  Each item of Intellectual Property owned or used by the Company immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.  The Company has taken reasonable action to maintain and protect each item of Intellectual Property it owns.

(b)                                 Non-Interference.  To the Knowledge of Seller, since the Reference Date, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of third parties, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party).  To the Knowledge of Seller and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property owned by the Company.

(c)                                  Owned Intellectual Property.  Schedule 4.23 of the Seller’s Disclosure Schedule sets forth a true and complete list of (i) each registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) each outstanding application for registration that the Company has made with respect to any of its Intellectual Property, and (iii) each outstanding license or sublicense that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Schedule 4.23 of the Seller’s Disclosure Schedule also sets forth a true and complete list of each trade name or unregistered trademark now owned by the Company and used in connection with the Business.

(d)                                 Intellectual Property Licensed to the Company.  Schedule 4.23 of the Seller’s Disclosure Schedule sets forth a true and complete list of each item of Intellectual Property that any third party owns and that the Company uses pursuant to license or sublicense granted to the Company; provided, however, that Schedule 4.23 of the Seller’s Disclosure Schedule need not identify licenses for commercially available personal computer software.

4.24                           Brokers or Finders.  The Company, Seller and their agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

5.1                                 Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Wisconsin.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction where the assets and properties owned, leased or operated by it or the nature of its business make such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that do not have a Material Adverse Effect on Buyer.

5.2                                 Authority; No Conflict.

(a)                                  Enforceability.  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  Upon the execution and delivery by Buyer of the Promissory Note and the Security Agreement and the execution and delivery by the Company of the Security Agreement and the Lease Agreement (collectively, the “Buyer’s Closing Documents”), (i) the Promissory Note and the Security Agreement shall constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions, and (ii) the Security Agreement and the Lease Agreement shall constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b)                                 No Conflict.  Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of Buyer’s Organizational Documents; any resolution adopted by the board of managers or the members of Buyer; any Legal Requirement or order to which Buyer may be subject; or any Contract to which Buyer is a party or by which Buyer may be bound.

5.3                                 Consents.  Except for such Consents as Buyer may be required to obtain prior to Closing, Buyer is not and shall not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4                                 Investment Intent; Due Diligence.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.  Buyer (i) has conducted and is satisfied with an independent due diligence investigation of the Company, its financial status, results of operations, its projections and its risks and (ii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the business of the Company and all related matters, and desires no further information.

5.5                                 Ownership of Seller Common Stock; “Big Boy” Representation.  The shares of Seller Common Stock to be surrendered to Seller pursuant to Section 2.3(b) are owned by Buyer or an affiliate of Buyer free and clear of all Encumbrances.  Upon the delivery of the shares in the manner contemplated under Section 2.3(b), Seller shall acquire the beneficial and legal, valid and indefeasible title to such shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.  Buyer’s decision to enter into the Contemplated Transactions, including the payment of the Stock Purchase Price, is made with full recognition that Seller and its Affiliates may possess material information regarding Seller and the Seller Common Stock that may not be known to Buyer, including without limitation, with respect to the business, operations, pending transactions, financial condition, results of operations and prospects of Seller or the value of the Seller Common Stock (the “Non-Public Information”). Buyer acknowledges and agrees that Seller and its Affiliates shall have no liability to Buyer or its Affiliates with respect to the non-disclosure to Buyer of any Non-Public Information in Seller’s or its Affiliates’ possession and Buyer hereby waives any claim or potential claim it has or may have against Seller or its Affiliates relating to the possession by Seller or its Affiliates of the Non-Public Information.

5.6                                 Certain Proceedings.  As of the Effective Date, there is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened as of the Effective Date.

5.7                                 Brokers or Finders.  Buyer and its officers and agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions.

5.8                                 Financial Capability.  Buyer has sufficient funds or equity capital commitments in place to consummate the Contemplated Transactions on the terms and conditions contained in this Agreement and shall have such funds or equity capital commitments on the Closing Date.

ARTICLE 6.
POST-CLOSING COVENANTS

6.1                                 Certain Tax Matters.

(a)                                  Income Tax Returns.  Buyer shall prepare, or cause to be prepared, all Income Tax Returns of the Company required to be filed after Closing for all periods ending after the Closing Date.  Seller shall prepare and timely file such Income Tax Returns for all periods ending on or before the Closing Date.  Seller shall pay (or cause to be paid) all Taxes relating to all periods ending on or before the Closing Date, and Buyer shall pay (or cause to be paid) all Taxes relating to all periods ending after the Closing Date.

(b)                                 Cooperation; Audit.  After the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates, including the Company, to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Buyer and Seller.  Seller, on the one hand, and Buyer, on the other hand, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Closing Date (or beginning on or before the Closing Date and ending after the Closing Date).  Promptly upon receipt by either party of any notification or indication (whether written or oral) from the IRS or any state or other taxing authority that it intends to investigate or audit any pre-Closing Tax Return, the party receiving such information shall notify the other party and convey such information to the other party in writing.  Each party shall cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding.  A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 6.1(b); provided, however, that the foregoing shall not alter any indemnification rights to which Buyer or Seller are entitled under this Agreement, including, without limitation, under Article 7.

6.2                                 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.3                                 Litigation Support.  In the event and for so long as Buyer or the Company is actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Seller shall cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor hereunder).

6.4                                 Right to Bid on Internal Trucking Services.  From and after the Closing Date, Seller shall cause its Subsidiaries to request bids from the Company to provide logistics and transportation services as needed by such Subsidiaries.  Nothing herein constitutes a guaranty or commitment by Seller or such Subsidiaries of any minimum level of purchases. Notwithstanding anything to the contrary contained in this Agreement, in no event shall this Section 6.4 bind any successor entity of Seller or its Subsidiaries if such successor entity controls Seller or any of its Subsidiaries as the result of a bona fide business combination transaction such as a merger or sale of assets.

6.5                                 Accounts Payable/Accounts Receivable.  The Company’s accounts payable, except for any accounts payable due to Seller or any of Seller’s Subsidiaries which shall be deemed satisfied immediately prior to the Closing, shall remain the obligations of the Company following the Closing (the “Assumed Accounts Payable”).  The Company’s Accounts Receivable shall remain the assets of the Company following the Closing, except for receivables owing from Seller or any of Seller’s Subsidiaries, which shall be deemed satisfied immediately prior to the Closing.

6.6                                 Release of Guarantees.  Upon Closing of the Contemplated Transactions, Buyer agrees to assume, indemnify and hold harmless Seller and its Affiliates, and cause Seller to be released from, any third party guarantees relating to Indebtedness of the Company.

6.7                                 Continuation of Employee Benefits.  In consideration of the adjustment to the Closing Cash Purchase Price described in Section 2.8, from the Closing Date through March 31, 2011, Seller shall provide benefits or coverage to the Company’s employees under the Company’s Benefit Plans listed as items 3-9 on Schedule 4.13 of the Seller’s Disclosure Schedule.

6.8                                 Post-Closing Cash Reconciliation.  Any post-Closing payments made or received by Seller on account of the Company’s accounts payable or Accounts Receivable outstanding as of the Closing shall be calculated and reported by Seller to the Company by 5:00 p.m. on the business day following any day on which such payments are made or received.  Buyer shall use best efforts to cause the Company to terminate all automatic account debits from any bank account owned by Seller within three business days following the Closing. No less frequently than weekly in the event any post-Closing payments contemplated by this Section 6.8 are made or received by Seller, Seller shall pay to Buyer the amount, if any, by which such payments received by Seller exceeded the amount of such payments paid by Seller, or, Buyer shall pay to Seller the amount, if any, by which the amount of such payments made by Seller exceeded the amount of such payments received by Seller.

ARTICLE 7.
INDEMNIFICATION

7.1                                 Survival.  Except as set forth below, all representations, warranties, covenants, and obligations in this Agreement, the Seller’s Disclosure Schedule, the supplements to the Seller’s Disclosure Schedule, any other certificate or document delivered pursuant to this Agreement shall survive the Closing, provided, however, that from and after Closing, the Company shall not have any liability or obligation for any breaches on or before Closing of any their representations, warranties, covenants or agreements, and instead, Seller shall be liable for any such breaches by the Company as if such representations, warranties, covenants or agreements had been made by Seller.

(a)                                  In General.  Except as set forth below, all of the representations and warranties of Seller and Buyer contained in this Agreement or any agreement or document executed and delivered pursuant to the terms of this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months after the Closing Date (the “Survival Period”).

(b)                                 Exceptions.  Notwithstanding the above, the Survival Period for the representations and warranties set forth in Sections 4.1 and 5.1 (Organization and Good Standing), 4.2 and 5.2 (Authority; No Conflict), and 4.4 (Capitalization) (collectively, the

“Fundamental Representations”) shall survive the Closing hereunder without limitation as to time.

(c)                                  Covenants and Agreements.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

7.2                                 Indemnification by Seller.  Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons for, and shall pay to the Buyer Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a)                                  Representations and Warranties.  Any Breach of any representation or warranty made by Seller in this Agreement, the Seller’s Disclosure Schedule, the Security Agreement, or any other certificate or document delivered by Seller pursuant to this Agreement, or any claim by a third party that, if proven, would constitute such a breach or misrepresentation; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall Seller have any obligation to indemnify, defend or hold harmless the Buyer Indemnified Persons for any Breach that arises out of or relates solely to facts or occurrences prior to the Reference Date.

(b)                                 Covenants and Obligations.  Any Breach by Seller of any covenant or obligation of Seller in this Agreement.

(c)                                  Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

7.3                                 Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons for, and shall pay to the Seller Indemnified Persons the amount of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a)                                  Representations and Warranties.  Any Breach of any representation or warranty made by Buyer in this Agreement, the Promissory Note, the Security Agreement, or in any certificate or other document delivered by Buyer pursuant to this Agreement.

(b)                                 Covenants and Obligations.  Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, the Promissory Note or the Security Agreement.

(c)                                  Brokers.  Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

(d)                                 Assumed Liabilities.  Any claim arising out of or relating to any Assumed Accounts Payable and Assumed Employee Expenses.

7.4                                 Limitations on Indemnification.

(a)                                  Indemnity Cap.  Seller’s liability for indemnification pursuant to Section 7.2(a), and Buyer’s liability for indemnification pursuant to Section 7.3(a), shall be limited in total and in the aggregate to an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to the breaches of the Fundamental Representations or to claims for indemnification to the extent based on fraud and/or intentional misrepresentation by Seller or Buyer, as the case may be.

(b)                                 Indemnity Basket.  Buyer shall not assert claims for indemnification under Section 7.2(a), and Seller shall not assert claims for indemnification under Section 7.3(a), unless and until the aggregate of Adverse Consequences exceeds Fifty Thousand Dollars ($50,000), at which point Seller or Buyer, as the case may be, shall be obligated with respect to such Adverse Consequences in excess thereof (the “Indemnity Basket”) subject to the Indemnity Cap.

7.5                                 Procedure for Indemnification.  Subject to the other terms of this Article 7:

(a)                                  Notice of Indemnifiable Loss.  In the event that a Person entitled to indemnification under this Article 7 (the “Indemnified Party”) shall suffer any Adverse Consequences in respect of which indemnification may be sought under this Article 7 against the party required to provide indemnification under this Article 7 (the “Indemnifying Party”), the Indemnified Party must assert a claim for indemnification on or before the date that is 30 days following the expiration of the applicable Survival Period by a written notice which contains reasonably sufficient detail and information of the Indemnifiable Losses as then known (the “Notice of Indemnifiable Loss”) to the Indemnifying Party.  The Notice of Indemnifiable Loss must be provided to the Indemnifying Party as soon as practicable, but in no event later than 30 days after the Indemnified Party acquires knowledge of the basis for the claim for indemnification.  Notwithstanding the foregoing, any failure to provide the Indemnifying Party with a Notice of Indemnifiable Loss in such a timely manner shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 7 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such Notice of Indemnifiable Loss in such a timely manner.

(b)                                 Third Party Claims.

(i)                                     In the event that any third party (including any Governmental Body) asserts a claim against an Indemnified Party for which such Indemnified Party intends to seek indemnity from the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount thereof, if known, or an estimate thereof, if reasonably capable of estimation (the “Claim Notice”), but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Article 7 except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.

(ii)           The Indemnifying Party shall have fifteen (15) days from receipt of a Claim Notice to undertake, conduct and control the defense of such third party claim; provided, that pending the Indemnifying Party’s decision whether to exercise its right to undertake the conduct and control of the settlement or defense of any third party claim, the Indemnified Party shall undertake, conduct and control the settlement or defense thereof, through counsel of its own choosing if the failure to so act during such period might reasonably be expected to have a material adverse effect on the Indemnified Party, and provided further that (A) the Indemnifying Party notifies the Indemnified Party, in writing, within such 15 days that the Indemnifying Party shall assume the defense of the third party claim and pay all attorneys’ fees and other third party defense costs in connection therewith, (B) the Indemnifying Party  provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, (C) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          All costs and expenses incurred by the Indemnifying Party in defending such third party claim shall be paid by the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party may participate in, but not control, any such defense or settlement, at its sole cost and expense.  So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not settle such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such third party claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

(iv)          If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the settlement or defense thereof, the Indemnified Party shall have the right to conduct and control the defense thereof and to contest, settle or compromise the third party claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(v)           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any third party claim unless:  (x) such settlement or judgment includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties an unconditional release from all Liability with respect to such claim and (y) the relief provided in connection with such settlement or judgment effected by the Indemnifying Party is satisfied entirely by the Indemnifying Party.  To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant books and records, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use commercially reasonable efforts to cooperate in the defense of all such claims.

(vi)          With respect to any pending action or proceeding subject to indemnification under this Article 7, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges.  In connection therewith, (A) each party shall use its commercially reasonable efforts, in any action or proceeding in which s/he or it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (B) all communications between any party hereto and counsel responsible for or participating in the defense of any action or proceeding shall, to the extent possible, be made so as to reserve any applicable attorney-client or work-product privilege.

7.6           Additional Agreements Regarding Indemnity.

(a)           Waivers.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Adverse Consequences, or other remedy based on such representations, warranties, covenants, and obligations.

(b)           Reliance. Except as and to the extent provided in Schedule 7.6(b) of the Seller’s Disclosure Schedule, Seller shall not be liable under this Article 7 with respect to indemnification for any Adverse Consequences arising out of matters within (or reasonably capable of being within) the Knowledge of Buyer or its Affiliates as of the Closing Date.

(c)           Exclusive Remedies.  The provisions of this Article 7 shall be the exclusive remedy available to the Seller Indemnified Parties and the Buyer Indemnified Parties after the Closing in the event any such Person shall have a claim with respect to the matters covered by this Agreement. The preceding sentence shall not apply, however, to limit any claim or remedy which might be available to Buyer or Seller with respect to fraud committed against such party by the other party(ies) to this Agreement or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

(d)           Company.  For the avoidance of doubt, from and after the Closing, the Company shall be a Buyer Indemnified Person and shall have no Liability to the Buyer Indemnified Parties with respect to any Adverse Consequences under this Agreement, and Seller shall have sole responsibility for any and all such Adverse Consequences.  Seller waives any subrogation or other claims against the Company with respect to Adverse Consequences under this Agreement.

(e)           Set Off.  Buyer shall first set off the amount of any indemnifiable Adverse Consequences owed by Seller to any Buyer Indemnified Persons against the Promissory Note to the extent a balance is outstanding on the Promissory Note.

ARTICLE 8.
GENERAL PROVISIONS

8.1           Expenses.  Except as otherwise expressly provided in this Agreement, each of Buyer and Seller shall bear their respective legal, accounting, and other fees and expenses relating to the Contemplated Transactions.

8.2           Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions shall be issued, if at all, at such time and in such manner as Seller determines.  Seller, the Company and Buyer shall consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company shall be informed of the Contemplated Transactions.

8.3           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier or other electronic transmission (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller and the Company:

Broadwind Energy, Inc.

47 E. Chicago Avenue, Suite 332

Naperville, IL 60540

Attention:  Chief Executive Officer

Telephone No.:  (630) 637-0315

Facsimile No.:  (630) 637-8472

with a copy to:

Daniel A. Yarano, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Facsimile No.:  (612) 492-7077

Buyer:

BTI Logistics, LLC

E 11980 County Road C

Clintonville, WI 54929

Attention:  Mr. Allen F. Johnson, Jr.

Telephone No.: (715) 823-5426

aljohnson@badgertransportinc.com

with a copy to:

Paul F. Black, Esq.

Law Office of Paul F. Black

117 East 5th Street

Shawano, WI 54166-2439

8.4           Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the state and federal courts located in or serving Manitowoc County in the State of Wisconsin, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

8.5           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.6           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent among Buyer, Seller and the Company) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written instrument signed by Buyer, Seller and the Company.

8.7           Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.8           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.9           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Paragraph, Schedule, such reference is to an Article or Section or Paragraph of, or Schedule to, this Agreement unless otherwise indicated; the Schedules form part of and shall have effect as if set out in this Agreement and any reference to this “Agreement” includes the Schedules; (b) the table of contents and headings for this Agreement, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (g) references to a Person are also to its successors and permitted assigns; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) the term “Dollars” or “$” shall refer to the currency of the United States of America; and (j) all references to time shall refer to Minneapolis, Minnesota time.

8.10         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.11         Governing Law.  This Agreement shall be governed by the laws of the State of Wisconsin without regard to conflicts of laws principles.

8.12         Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first set forth above.

SELLER:		COMPANY:

BROADWIND ENERGY, INC.		BADGER TRANSPORT, INC.

By:	/s/ Peter C. Duprey	By:	/s/ Peter C. Duprey
Name:	Peter C. Duprey	Name:	Peter C. Duprey
Its:	President and Chief Executive Officer	Its:	Authorized Signatory

BUYER:

BTI LOGISTICS, LLC

By:	/s/ Allen F. Johnson, Jr.
Name:	Allen F. Johnson, Jr.
Its:	Member

[Signature page to the Stock Purchase Agreement]